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                                                                    Exhibit 99.1


                                NMT Medical, Inc.
                               27 Wormwood Street
                                Boston, MA 02210

                                 March 22, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549



     Re:  Confirmation of Arthur Andersen Representations



Ladies and Gentlemen:


     This letter confirms that NMT Medical, Inc. has received from Arthur Andersen LLP ("Andersen"), the independent public accountant engaged by the company to examine the company's financial statements that are included in the Form 10-K to which this letter is filed as an exhibit, a representation letter addressed to the company and stating that:

o the audit for the year ended December 31, 2001 conducted by Andersen was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; and

o there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                              Very truly yours,



                                              NMT Medical, Inc.

                                              By: /s/ John E. Ahern
                                                  --------------------
                                              Name: John E. Ahern
                                              Title: President and
                                                     Chief Executive Officer